INTERSTATE DATA USA, INC.

CERTIFICATE OF DESIGNATION
OF
8% SERIES A CONVERTIBLE
PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS THEREOF

(Pursuant to Section 151 of the Delaware General
Corporation Law)

The undersigned, the authorized officer of Interstate Data USA, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141 of the DGCL, the following resolutions providing for the issuance of one series, aggregating Seven Hundred Thousand (700,000) shares of 8% Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”) was duly adopted by the Board of Directors of the Corporation on May 15, 2007:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation authorizes for issuance a class of shares of capital stock known as Preferred Stock, par value $.001 per share (the "Preferred Stock"), issuable by the Board of Directors from time to time;

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued Preferred Stock, to fix the number of shares constituting any such class and to determine the designation thereof or any of them; and

WHEREAS, the Corporation has not issued any shares of Preferred Stock, and the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated "8% Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series A Preferred Stock as follows:

1. Designation. The designation of the series of stock created by this resolution shall be "8% Series A Convertible Preferred Stock" and the number of shares constituting the Series A Preferred Stock shall be Seven Hundred Thousand shares (700,000). The Preferred Stock does not entitle the holder thereof to voting rights, except as may be required by law.

2. Interest. An 8% Coupon (also referred to as “interest”) will be paid on the Preferred Stock quarterly in arrears on a cash basis, at a rate of 8% per annum, and prorated if redemption or conversion occurs prior to the end of any quarter. The first monthly interest payment will be made on October 1, 2007 and then quarterly thereafter. Interest payments shall cease effective with the date of redemption by the Company or conversion into Common Stock, whether voluntary or mandatory conversion.

3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of Preferred Stock of the Corporation ranking junior thereto out of the remaining net assets of the Corporation, the purchase price for the Series A Preferred Stock. After such payment shall have been made in full to the holders of the outstanding Series A Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series A Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of Series A Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking, on a parity with the shares of the Series A Preferred Stock upon such liquidation unless proportionate distributive amounts shall be paid on account of each share of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series A Preferred Stock, are respectively entitled upon such liquidation.

4. Conversion of Preferred Stock into Common Stock.

(a) Mandatory Conversion. Subject to any other provision of this paragraph 4, each share of Preferred Stock is mandatorily convertible into Common Stock of the Company, par value $0.001 per share (the "Common Stock"), at the rate of 1.0 share of Common Stock for each share of Preferred Stock on the earlier of (x) October 1, 2009 or (y) ninety (90) days following the date on which a Registration Statement, which is filed with the Securities and Exchange Commission ("SEC"), would yield proceeds to the Company in excess of $10 million and is declared effective by the SEC.

(b) Additional Provisions Applicable to All Conversions. Any conversion of Series A Preferred Stock into Common Stock pursuant to this paragraph 4 shall be subject following additional terms and provisions:

(1) All shares of the Series A Preferred Stock shall be convertible (or, as the case may be, automatically converted) into Common Stock at the rate of 1.0 share of Common Stock for each share of Series A Preferred Stock (the "Conversion Ratio"), subject to the adjustments set forth in this paragraph 4(b) below.

(2) Subject to compliance with all applicable securities laws, as soon as practicable after the surrender for conversion of any certificate(s) representing Series A Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to each holder of Series A Preferred Stock, certificates representing, the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Except as otherwise provided herein, shares of the Series A Preferred Stock shall be deemed to have been converted, as of the close of business on the automatic conversion date, and in either case the rights of such holders of the Series A Preferred Stock shall cease, and the person(s) in whose name(s) the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder(s) of such Common Stock, at such time, or if such day shall not constitute a business day, then the close of business on the next succeeding business day.

(3) The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion of such Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered. If any interest in a fractional share would otherwise be deliverable upon the conversion of any shares of Series A Preferred Stock, the Corporation shall not be required to issue any such fractional share interest or make a cash payment for any such fractional interest.

(4) In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock prior to the occurrence of such event shall be proportionately increased or decreased as the case may be, effective following the close of business on the record date for determination of the Common Stock entitled to such subdivision or combination in either case at the close of business on the record date when such subdivision or combination was adopted by the Corporation.

(5) In the event that the Corporation shall be consolidated with or merged into any other corporation, provision shall be made as part of the terms of such consolidation or merger so that any holder of Series A Preferred Stock may thereafter receive in lieu of Common Stock otherwise issuable him upon conversion of his or her Series A Preferred Stock, but only in accordance with the conversion ratio stated in this paragraph 4, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Common Stock.

(6) In the event that the Corporation shall at any time pay to the holders of Common Stock a dividend in Common Stock, the number of shares of Common Stock of the Corporation issuable upon any conversion of the Series A Preferred Stock shall be proportionately increased, effective following the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

(7) Such adjustments shall be made successively if more than one event listed in paragraphs 4(b)(4), (5) or (6) shall occur; provided, however, that no adjustment need be made by the Corporation until such adjustments cumulatively aggregate at least five percent (5%) of the then current Conversion Ratio.

(8) No adjustment of the Conversion Ratio shall be made by any event or occurrence other than those enumerated in this paragraph 4(b).

(9) The issuance of certificates for shares of Common Stock upon conversion of any shares of the Series A Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series A Preferred Stock so converted, the person or persons requesting, the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

5.  Redemption of Preferred Stock. The Series A Preferred Stock of any holder shall be redeemable, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, from time to time and at any time, commencing any time after the date hereof. The redemption price shall equal $3.00 per share of each share of Series A Preferred Stock so redeemed, plus the pro rata value of an stock dividend accrued and unpaid on the Series A Preferred Stock so redeemed up to the date fixed for redemption. The Corporation shall give notice of redemption as hereinafter provided.

In the event that less than the entire amount of the Series A Preferred Stock outstanding is redeemed at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Corporation.

The Corporation shall give notice of redemption not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption of the Series A Preferred Stock or any part thereof. Such notice shall specify the time and place thereof and shall be given by mail to each holder of record of shares of Series A Preferred Stock chosen for redemption at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received the notice.

Upon such redemption date, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price (unless the Corporation shall default in the payment of the redemption price as set forth in such notice), the holders of shares of Series A Preferred Stock selected for redemption to whom notice has been duly given shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares except the right to receive the moneys payable upon such redemption from, the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

At its option, the Corporation may deposit the aggregate amount payable upon redemption of the Series A Preferred Shares to be redeemed with a bank or trust company designated by the Board of Directors to be held in trust by the depository for the funds for payment to the holders of the Series A Preferred Shares then to be redeemed. If such aggregate amount is deposited and made immediately available to the holder of the Series A Preferred Shares to be redeemed, the Corporation shall thereupon be released and discharged from any obligation to make payment of the amount payable upon redemption of the Series A Preferred Shares to be redeemed and the holder of such Series A Preferred Shares shall only look to the depository for such payment.

Upon redemption or conversion of any share of Series A Preferred Stock in the manner set out herein, or upon purchase of any share of Series A Preferred Stock by the Corporation, the shares so acquired by the Corporation shall be cancelled.

6. Voting Rights. Except as otherwise required by law or as otherwise specifically provided herein, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof.

7. Ranking. As long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least a majority in number of the shares of the Series A Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series A Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series A Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series A Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.

8. Amendments. This Certificate of Designation may be amended by the affirmative vote of not less than sixty percent (60%) of the holders of Series A Preferred Shares currently outstanding at the time such amendment is proposed.

IN WITNESS WHEREOF, Interstate Data USA, Inc. has caused this certificate to be signed by Randy R. Carpenter, its President, this 24th day of July, 2007.

INTERSTATE DATA USA, INC.

By:	Randy R. Carpenter
Name: Randy R. Carpenter
Title: Director and President